Exhibit 10.3
N O N-S T A T U T O R Y S T O C K O P T I O N
Non-transferable
GRANT TO

Participant Name
(the “Optionee”)

the right to purchase from Global Payments Inc. (the “Company”)

Number of Awards Granted shares of its common stock, no par value, at the price of $[●] per share pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless sooner vested in accordance with Section 2 of the Terms and Conditions or otherwise in the discretion of the Committee, the Options shall vest (become exercisable) in accordance with the following schedule:

Continuous Service after Grant Date	Percent of Option Shares Vested
Less than 1 Year	—%
1 Year	33.33%
2 Years	66.66%
3 Years	100%

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

GLOBAL PAYMENTS INC.	Grant Date: Grant Date
By: /s/ David L. Green	Grant Number: Client Grant ID
Its: Authorized Officer	Accepted by Grantee: Electronic Signature
Date: Acceptance Date

TERMS AND CONDITIONS

1. Grant of Option. Global Payments Inc. (the “Company”) hereby grants to the Optionee named on Page 1 hereof (“Optionee”), under the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”), stock options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this certificate (this “Certificate”), the number of shares indicated on Page 1 of the Company’s no par value common stock, at the exercise price per share set forth on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Options. The Option shall vest (become exercisable) in accordance with the schedule shown on Page 1 of this Certificate. Notwithstanding the foregoing vesting schedule, upon Optionee’s death or Disability during Optionee’s Continuous Service, or subject to the consent of the Committee, upon Optionee’s Retirement, all Options shall become fully vested and exercisable.

3. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of Optionee’s Continuous Service for any reason other than by reason of Optionee’s death, Disability or Retirement.

(b) Twelve months after termination of Optionee’s Continuous Service by reason of Disability.

(c) Five years after termination of Optionee’s Continuous Service by reason of Retirement.

(d) Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. If the Optionee dies during the five-year period described in subsection (c) above, the Option shall lapse as provided in subsection (c). Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.

The Committee may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b), (c) or (d) above, extend the time to exercise the Options as determined by the Committee in writing. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Service. If Optionee or Optionee’s beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or their designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of their right to exercise the Option. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, which have been held by the purchaser for such period of time, if any, as necessary to avoid variable accounting for the Option, or (c) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Certificate and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6. Withholding. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. The withholding requirement shall be satisfied by withholding from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount, except for rounding for fractional shares) required to be withheld for tax purposes. If Shares are surrendered to satisfy withholding obligations in excess of the minimum withholding obligation, such Shares must have been held by the purchaser as fully vested shares for such period of time, if any, as necessary to avoid variable accounting for the Options. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options.

8. No Right of Continued Employment; No Rights to Compensation or Damages. Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee's employment without liability at any time, nor confer upon Optionee any right to continue in the employ of the Company or any Affiliate. By executing this Certificate, Optionee waives any and all rights to compensation or damages for the termination of Optionee’s office or employment, or failure to provide sufficient notice of termination of Optionee’s office or employment, with the Company or any Affiliate for any reason whatsoever insofar as those rights arise or may arise from the loss of Optionee’s benefits or rights upon conversion of the Options in connection with such termination.

9. Stock Reserve. The Company shall at all times during the term of this Certificate reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Certificate.

10. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

11. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

12. No Entitlement to Future Awards. The grant of the Options does not entitle Optionee to the grant of any additional options or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of options, and vesting provisions. The grant of the options is an extraordinary item of compensation outside the scope of any employment contract. As such, the Options are not part of normal or expected compensation for purposes of calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13. Transfer of Data. By executing this certificate, Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Optionee is not obliged to consent to such collection, use, processing and transfer of personal data, but failure to provide the consent may affect Optionee’s eligibility to receive awards under the Plan. The Company and its Affiliates hold certain personal information about Optionee, including name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any rights or entitlements to shares of stock, for the purpose of managing and administering the Plan (“Data”). The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company and any of its Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the United States or elsewhere throughout the world. Optionee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of stock acquired pursuant to the Plan. Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing their consent, Optionee may affect Optionee’s ability to participate in the Plan.

14. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Optionee; provided, however, that such amendment, modification or termination shall not, without Optionee’s consent, reduce or diminish the value of this award determined as if it had been fully vested on the date of such amendment or termination.

15. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement between the Company and Optionee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.

16. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

17. Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Optionee hereby agrees and submits to jurisdiction exclusively in the state or federal courts located in Muscogee County in the State of Georgia, USA and waives objection to such jurisdiction.

18. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

19. Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

20. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

21. Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Optionee, the options granted hereunder are subject to the provisions of the following clawback policy (or any applicable clawback policy as established by the Committee from time to time). The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”). The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement. The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery: (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing. The Optionee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.